Exhibit 10.23
July 2, 2003
Hugh Jones
NeuroSpheres Ltd. and Neurospheres Holdings Ltd.
C/o University Technologies International Inc.
Suite 130, 3553 31 St. N.W.
Calgary, Alberta T2L 2K7 Canada

Re:	License Agreement, NeuroSpheres LTD, NeuroSpheres Holdings LTD, and StemCells, Inc., dated October 30, 2000 (the “Agreement”)
Dear Mr. Jones:
This letter (the “Second Letter Amendment”) will, if accepted by NeuroSpheres Ltd. and Neurospheres Holdings Ltd., constitute an amendment to the Agreement referenced above. You are aware that StemCells has entered a short-term sublicence with StemCell Technologies, Inc. (STI), a Canadian corporation located in Vancouver; as we have discussed, StemCells proposes to enter a long-term sublicense with them (the “New Sublicense”. Under the New Sublicense, STI would be granted the right to make and sell certain products (at this point, we’re in discussion about the products, but they would be non-human cells and media which could include media for culturing human cells, all for the research market only) under patent rights that include patents licensed to StemCells by NeuroSpheres as well as patents of which StemCells is the owner. In order to avoid the need to enter into two separate agreements (one covering NeuroSpheres technology and the other covering StemCells’ technology), we request an amendment to provide that in calculating payments to NeuroSpheres under the New Sublicense, receipts due to the StemCells’ technology be excluded.
In particular, we ask that NeuroSpheres Ltd. and Neurospheres Holdings Ltd. agree to amend Section 3.12 of the Agreement to add “(the ‘Sublicense Receipts’)” to the end of the first sentence and to insert the following after the second sentence: “In the event SCI enters an agreement with StemCell Technologies, Inc., that includes the sublicense of rights in the New Patent Rights and/or the New Cell Technology in combination with the license or sublicense of any other intellectual property, that fraction of the Sublicense Receipts representing the value of such other intellectual property to the total intellectual property so licensed or sublicensed for the purposes of such agreement
3155 Porter Drive • Palo Alto, CA 94304
(650) 475-3100 • (650) 475-3101 FAX

Hugh Jones
July 2, 2003

with StemCell Technologies, Inc., shall be excluded from the Sublicense Receipts. The determination of said fraction shall be made in good faith by SCI, provided that SCI shall furnish NS with a full description of the scope of the license, a report on the rationale used in the determination of said fraction and the specific technology included in such agreement with StemCell Technologies, Inc.” Section 3.12 would accordingly read, in its entirety:
3.12	Sublicensing Fee

SCI shall pay to NS an amount equal to twenty five percent (25%) of any cash payments and 25% of any securities of a third party, including upfront, milestone and royalty cash payments, that SCI shall receive in respect of its issuance of sublicenses of rights in the New Patent Rights and/or the New Cell Technology (the “Sublicense Receipts”). Notwithstanding the foregoing, SCI shall have no obligation to make any payment to NS based on its receipt of funds for equity investments in SCI, loans to SCI, including without limitation loans which are convertible into equity in SCI, or research and development or sponsored research funding, whether or not paid to SCI in connection with such a sublicense, including any product candidate utilizing New Patent Rights and/or the New Cell Technology. In the event SCI enters an agreement with StemCell Technologies, Inc., that includes the sublicense of rights in the New Patent Rights and/or the New Cell Technology in combination with the license or sublicense of any other intellectual property, that fraction of the Sublicense Receipts representing the value of such other intellectual property to the total intellectual property so licensed or sublicensed for the purposes of such agreement with StemCell Technologies, Inc., shall be excluded from the Sublicense Receipts. The determination of said fraction shall be made in good faith by SCI, provided that SCI shall furnish NS with a full description of the scope of the license, a report on the rationale used in the determination of said fraction and the specific technology included in such agreement with StemCell Technologies, Inc. For the purposes of this Section 3.12 reference to any cash payment shall, to the extent consistent with the preceding sentence hereof, include any cheque, money order or other negotiable instrument that may be provided in lieu of cash.
Except as modified above, all other terms, conditions and covenants of the Agreement remain in full force and effect. Further, Section 3.12 as amended would apply only to

Hugh Jones
July 2, 2003

the New Sublicense, and not to the interim agreement currently in place between StemCells and StemCell Technologies, Inc.
If NeuroSpheres Ltd. and Neurospheres Holdings Ltd. agree to this Second Letter Amendment, please have the enclosed copy dated and signed on their behalves and return it to me.
Sincerely,
/s/ Iris Brest
Iris Brest
General Counsel
The terms of the Second Letter Amendment set forth above are hereby accepted:

NeuroSpheres Ltd.

/s/ Hugh Jones	July 3, 2003

by: Hugh Jones	date

NeuroSpheres Holdings Ltd.

/s/ Hugh Jones	July 3, 2003

by: Hugh Jones	date